UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  October 24, 2017

AT&T INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (210) 821-4105

__________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01  Other Events.

Throughout this document, AT&T Inc. is referred to as "we" or "AT&T." We are a holding company whose subsidiaries and affiliates operate in the communications and digital entertainment services industry. Our subsidiaries and affiliates provide services and equipment that deliver voice, video and broadband services both domestically and internationally.

Overview
We announced on October 24, 2017, that third-quarter 2017 net income attributable to AT&T totaled $3.0 billion, or $0.49 per diluted share, compared to $3.3 billion, or $0.54 per diluted share in the third quarter of 2016. Third-quarter 2017 revenues were $39.7 billion, down 3.0 percent from third-quarter 2016. Third-quarter revenues reflect continued declines in our legacy voice and data services and lower wireless equipment and service revenues. These decreases were partially offset by growth in fixed strategic service and high-speed internet revenues. Compared with results for the third quarter of 2016, operating expenses were $33.3 billion, down 3.5 percent; operating income was $6.4 billion, down 0.1 percent; and AT&T's operating income margin was 16.1 percent, compared to 15.7 percent. Third-quarter 2017 cash from operating activities was $11.1 billion, up from $11.0 billion in 2016, due to higher receipts from our sale of AT&T Next receivables and working capital improvements.

Many of our products, including AT&T Mobility and AT&T U-verse® (U-verse), are offered to subscribers in multiple segments. Accordingly, to aid in understanding subscriber trends, we are presenting an overall discussion of these customer metrics. We reported a net gain of 3.0 million North American wireless subscribers in the third quarter of 2017, of which 2.3 million were domestic. At September 30, 2017, our North American wireless customer base was approximately 152.6 million compared to 144.0 million in the prior year, and our domestic wireless subscribers totaled 138.8 million compared to 133.3 million. During the third quarter, net adds in North America were as follows:
•	Branded net adds (combined postpaid and prepaid) were 1.2 million, of which 441,000 were domestic.
•	Prepaid subscriber net adds were 909,000, of which 324,000 were domestic.
•	Postpaid subscriber net adds were 246,000, with 117,000 in our domestic wireless business.
o	Total postpaid tablet and computing device net adds were 132,000.
•	Reseller net adds were a loss of 409,000, with 392,000 in the U.S.
•	Connected devices net adds were 2.3 million, 1.5 million of which were primarily attributable to wholesale connected cars.

For the majority of our U.S. customers, we no longer offer service plans that allow for subsidized devices, instead we allow for subscribers to purchase devices on installment (AT&T Next) or to bring their own device (BYOD). During 2016, we introduced an integrated offer that allows for unlimited wireless data when combined with our video services, and, in the first quarter of 2017, we expanded our unlimited wireless data plans to make them available to customers that do not subscribe to our video services. At September 30, 2017, Mobile Share and unlimited plans represented more than 88 percent of our domestic wireless postpaid smartphone base.

Sales under our equipment installment programs, including AT&T Next, represented nearly 81 percent of all postpaid smartphone gross adds and upgrades, compared to almost 83 percent in the third quarter of 2016, reflecting increased BYOD activity. During the third quarter of 2017, we sold 3.5 million smartphones under our AT&T Next program and had BYOD gross adds of 487,000. At September 30, 2017, about 53 percent of the postpaid smartphone base was on AT&T Next compared to approximately 50 percent at September 30, 2016.

At September 30, 2017, we had 38.6 million video subscribers (including 787,000 DIRECTV NOW) compared with 37.8 million at September 30, 2016. Including the impact of gains from our over-the-top video service, DIRECTV NOW, total video subscribers decreased by 222,000 in the third quarter of 2017, of which 90,000 were in the U.S.

Our total broadband connections were 15.7 million at September 30, 2017, and 15.6 million at September 30, 2016. During the third quarter, we added 150,000 IP broadband subscribers, for a total of 14.4 million at September 30, 2017. Total broadband subscribers increased 29,000 in the quarter.

At September 30, 2017, our total switched access lines were 12.2 million compared with 14.6 million at September 30, 2016. The number of U-verse voice connections (which use VoIP technology and therefore are not included in the access lines total) decreased by 79,000 in the quarter and totaled 5.8 million at September 30, 2017, compared to 5.7 million at September 30, 2016.

Segment Summary
Business Solutions
Revenues from our Business Solutions (Business) segment for the third quarter of 2017 were $17.1 billion, down 4.0 percent versus the year-ago quarter driven by continued declines in our legacy services and fewer wireless equipment upgrades, partially offset by growth in strategic business. Third-quarter 2017 Business operating expenses totaled $12.6 billion, down 6.7 percent versus the third quarter of 2016 largely due to lower sales volumes, employee-related costs and depreciation expense. The Business operating margin was 26.4 percent, compared to 24.2 percent in the year-earlier quarter with increasing impact from the wireless business, growth in strategic service revenues and increased operational efficiencies more than offsetting declines in higher-margin legacy services.

We had approximately 87.4 million business wireless subscribers at September 30, 2017, compared to 79.4 million at September 30, 2016. During the third quarter of 2017, business wireless net adds for connected devices were 2.3 million and postpaid net adds were 15,000. Postpaid business wireless subscriber churn was 1.01 percent, compared to 0.97 percent in the year-ago quarter.

During the third quarter of 2017, we added 25,000 high-speed internet business subscribers, bringing total business IP broadband to 1.0 million subscribers. Total business broadband subscribers were flat in the quarter.

Entertainment Group
Our Entertainment Group (Entertainment) segment includes the results of the U.S. satellite-based DIRECTV operations as well as broadband and wired voice services to domestic residential customers. Entertainment revenues for the third quarter of 2017 were $12.6 billion, down 0.6 percent versus the year-ago quarter due to continued declines in legacy voice and data products partially offset by non-recurring revenues from a third-quarter 2017 pay-per-view event. Third-quarter 2017 Entertainment operating expenses totaled $11.3 billion, up 0.9 percent versus the third quarter of 2016. The increase was largely driven by annual content cost increases and video platform development costs, partially offset by cost synergies. The Entertainment operating margin was 10.4 percent, compared to 11.7 percent in the year-earlier quarter with IP broadband revenue growth and increased cost efficiencies partially offsetting programming content cost pressure, declines in legacy services and video platform development costs.

At September 30, 2017, Entertainment had approximately 49.7 million revenue connections, compared to 51.0 million at September 30, 2016, which included:
•
Approximately 25.1 million video connections (including 787,000 DIRECTV NOW) at September 30, 2017, compared to 25.3 million at September 30, 2016. During the third quarter of 2017, including the impact of gains from DIRECTV NOW, total video subscribers were down 89,000. At September 30, 2017, about 85 percent of traditional video subscribers are on the satellite platform.

•
Approximately 14.3 million broadband connections at September 30, 2017, compared to 14.2 million at September 30, 2016. During the third quarter, we added 125,000 IP broadband subscribers, for a total of 13.4 million at September 30, 2017. Total broadband subscribers increased 29,000 in the quarter.

•	Approximately 10.3 million wired voice connections at September 30, 2017 compared to 11.5 million at September 30, 2016. Voice connections include switched access lines and VoIP connections.

Consumer Mobility
Revenues from our Consumer Mobility segment, which consist of consumer, wholesale and resale subscribers located in the U.S., for the third quarter of 2017 were $7.7 billion, down 6.3 percent versus the year-ago quarter, reflecting fewer phone sales and upgrades and a $419 million decline in postpaid service revenues due to migrations of customers to our Business segment. This decline was partially offset by an increase of $155 million in prepaid service revenues. Third-quarter 2017 Consumer Mobility operating expenses totaled $5.4 billion, down 4.7 percent versus the third quarter of 2016, reflecting increased operational efficiencies and fewer upgrades. The Consumer Mobility operating margin was 29.9 percent, compared to 31.1 percent in the year-earlier quarter due to service revenue pressure partially offset by increased cost efficiencies and lower depreciation.

We had approximately 51.4 million Consumer Mobility subscribers at September 30, 2017 compared to 53.9 million at September 30, 2016. During the third quarter of 2017, we had branded net adds of 426,000 (prepaid net adds were 324,000 and consumer postpaid net adds were 102,000). Consumer reseller had a net loss of 394,000. Effective July 1, 2017, we are reporting prepaid Internet of Things (IoT) in our prepaid category, resulting in 97,000 additional prepaid net adds in the quarter. These connections primarily relate to customers who actively subscribe for vehicle connectivity. Our business wireless offerings allow for individual subscribers to purchase wireless services through employer-sponsored plans for a reduced price. The migration of these subscribers to the Business segment negatively impacted Consumer postpaid subscriber and service revenues growth.

Total customer churn of Consumer Mobility subscribers was 2.37 percent versus 2.11 percent in the third quarter of 2016, including postpaid churn of 1.17 percent, compared to 1.19 percent in the year-ago quarter.

International
Our International segment consists of the DIRECTV Latin American video operations and Mexican wireless operations. Third-quarter 2017 operating revenues were $2.1 billion, up 11.7 percent versus the prior year. Video service revenues in Latin America were $1.4 billion, up 5.1 percent versus the prior year, and wireless revenues in Mexico were $736 million, up 26.5 percent when compared to the second quarter of 2016. Our DIRECTV Latin America revenues reflect pricing increases driven by macroeconomic conditions with mixed local currencies in our DIRECTV Latin America operations. Our Mexican wireless revenues reflect subscriber growth, partially offset by competitive pricing. Operating expenses were $2.2 billion compared to $1.9 billion in the third quarter of 2016. The International operating margin was (6.8) percent, compared to (2.9) percent in the year-earlier quarter.

We had approximately 13.8 million Mexican wireless subscribers at September 30, 2017 compared to 10.7 million at September 30, 2016. During the third quarter of 2017, we had branded net adds of 714,000 (prepaid net adds were 585,000 and postpaid net adds were 129,000).

We had approximately 13.5 million Latin America video connections at September 30, 2017 compared to 12.5 million at September 30, 2016. During the third quarter of 2017, we had video net losses of 132,000.

Supplemental Discussion
As a supplemental discussion of our operating results, for comparison purposes, we are providing a view of our combined AT&T Mobility operations (domestic only). A reconciliation of the non-GAAP numbers in this supplemental discussion is attached as an exhibit hereto.

AT&T Mobility revenues for the third quarter of 2017 were $17.4 billion, down 4.2 percent versus the third quarter of 2016, due to decreases in service and equipment revenues. Wireless service revenues were pressured from adoption of unlimited plans and equipment revenues declined from fewer postpaid gross adds and upgrades than in the year-ago quarter. AT&T Mobility's operating income margin was 30.5 percent compared to 29.6 percent in the year-ago quarter reflecting continuing adoption of AT&T Next and sustained efforts to drive operating costs out of the business.

For the quarter ended September 30, 2017, postpaid phone-only ARPU decreased 2.3 percent versus the year-earlier quarter and was flat sequentially. Postpaid phone-only ARPU plus AT&T Next decreased 1.5 percent versus the year-earlier quarter and decreased 0.1 percent sequentially.

Postpaid phone-only churn was 0.84 percent, compared to 0.90 percent in the third quarter of 2016. Postpaid churn was 1.07 percent, compared to 1.05 percent in the year-ago quarter. Total customer churn was 1.32 percent versus 1.45 percent in the third quarter of 2016.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are filed as part of this report:

(d)   Exhibits

99.1  AT&T Inc. selected financial statements and operating data.

99.2  Discussion and reconciliation of non-GAAP measures.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: October 24, 2017	By: /s/ Debra L. Dial . Debra L. Dial Senior Vice President and Controller